Exhibit 99.1

Yahoo! Reports Third Quarter 2010 Results

Owned and Operated Display Advertising Grows 17% Year Over Year

Company Continues Strong Operating Income and Margin Expansion

SUNNYVALE, Calif.--(BUSINESS WIRE)--October 19, 2010--Yahoo! Inc. (NASDAQ:YHOO) today reported results for the quarter ended September 30, 2010.

Revenue was $1,601 million for the third quarter of 2010, a two percent increase from the third quarter of 2009. Income from operations for the third quarter of 2010 was $189 million, an increase of 107 percent year over year. Excluding restructuring charges of $17 million in the third quarter of 2009 and $6 million in the third quarter of 2010, income from operations increased 80 percent year over year.

Net earnings per diluted share for the third quarter of 2010 was $0.29, compared to $0.13 in the third quarter of 2009, a 126 percent increase. Net earnings per diluted share for the third quarter of 2010 included a benefit of $0.13 per diluted share related to the gain on sale of HotJobs, and net earnings per diluted share for the third quarter of 2009 included a benefit of $0.04 per diluted share related to the gain on sale of our direct investment in Alibaba.com.

“We delivered a solid quarter with good display advertising revenue growth, big gains in operating income, and margins that were double what they were last year,” said Carol Bartz, president and CEO of Yahoo!. “Because we recognize the tremendous value of our assets, we also dramatically stepped up our stock repurchases. We’ve now bought back more than 7% of the company's stock this year alone.”

Financials at a Glance

Quarterly GAAP Results (in millions, except percentages and per share amounts)
	Q3 2009	Q3 2010	Percent Change
Revenue	$1,575	$1,601	2%
Income from operations	$91	$189	107%
Net earnings	$186	$396	113%
Net earnings per diluted share	$0.13	$0.29	126%

“We’ve made substantial progress this year toward executing our strategies for enhancing profitability and resuming revenue growth. Margins are expanding; owned and operated display advertising is up 18% so far this year; product rollouts are accelerating thanks to modernization of our underlying platforms; and we continue to implement our search alliance with Microsoft on schedule,” continued Bartz. “We've disposed of non-core assets while making strategic acquisitions like Associated Content and Citizen Sports, and we’ve developed key partnerships with Facebook, Twitter, and Zynga to enhance the Yahoo! experience for our 600 million users."

Business Highlights

  Display advertising on Owned and Operated sites continued to perform well, growing 17 percent in the quarter compared to the third quarter of 2009.
  Operating margin expanded from 5.8 percent in the third quarter of 2009 to 11.8 percent in the third quarter of 2010. Excluding restructuring charges of $17 million in the third quarter of 2009 and $6 million in the third quarter of 2010, operating margin expanded from 6.9 percent to 12.2 percent.
  In September, Yahoo! completed the transition of algorithmic search results on Owned and Operated sites in the U.S. and Canada to Microsoft. Yahoo! is in the process of transitioning from Yahoo!’s Search Marketing platform to Microsoft’s search advertising platform (adCenter) in those markets and expects that transition to be completed by the end of October.
  Yahoo! introduced the first in a series of new search enhancements to more fully leverage Yahoo!’s rich content and robust technology platforms and help people get to the entertainment and news content they care about on all connected devices.
  In October, Yahoo! acquired Dapper, a technology platform providing dynamic display ad creation and optimization. Dapper's capabilities combined with Yahoo!'s already deep consumer insights will further enhance Yahoo!'s ability to deliver customized and relevant advertising.
  Yahoo! introduced new original video programs including “Behind Enemy Lines," a weekly series sponsored by Bud Light that tackles the topic of tailgating, with a twist; “Ready, Set, Dance,” a weekly series sponsored by State Farm which is the first from Yahoo!’s partnership with Electus; and “Ram Country,” sponsored by Ram Truck, highlighting performances by today’s biggest country stars.
  Yahoo! and Gannett announced a local advertising partnership for Gannett’s 81 local publishing organizations and seven of its Broadcasting Division sites to sell Yahoo! advertising inventory as part of Gannett’s local advertising solutions.
  Yahoo! announced an extended partnership with Sprint around Sprint ID to provide Sprint mobile phone customers with a Yahoo! ID pack of services, including 1-click access to 12 different Yahoo! Android apps. Yahoo! also announced a partnership with T-Mobile to deeply integrate Yahoo! Mail and Yahoo! Messenger (with video chat!) into the latest Android powered MyTouch device delivering hi-definition video and 4G speeds.
  Yahoo! introduced seven new Android applications in the quarter and launched Yahoo! Sportacular for the iPad and iPhone.
  Yahoo! unveiled one of the world's most energy-efficient, environmentally friendly and cost-effective data center buildings in Lockport, Niagara County, New York.

Search Alliance Costs and Reimbursements

Yahoo!’s results for the three months ended September 30, 2010 reflect $81 million in search operating cost reimbursements from Microsoft under our Search and Advertising Services and Sales Agreement (“Search Agreement”). This amount is equal to the search operating costs incurred by Yahoo! related to the Search Agreement in the third quarter. Search operating cost reimbursements are expected to continue until Yahoo! has fully transitioned to Microsoft’s search platform. Yahoo! views search operating cost reimbursements as an indicator of the long-term cost savings associated with full implementation of the Search Agreement. Our business outlook for total expenses reflects these savings as well as planned reinvestments.

Yahoo!’s results for the three months ended September 30, 2010 also reflect transition cost reimbursements from Microsoft under the Search Agreement, which were equal to the transition costs of $18 million incurred by Yahoo! related to the Search Agreement in the third quarter. Therefore, the net impact of the transition costs and reimbursements were neutral to total operating expenses in the third quarter, as expected. In the future, quarterly transition cost reimbursements are expected to continue to be roughly equal to quarterly transition costs.

Third Quarter 2010 Revenue Results

  Marketing services revenue increased four percent and fees revenue decreased 15 percent, compared to the third quarter of 2009.
  Marketing services revenue from Owned and Operated sites of $877 million increased three percent compared to $851 million for the same period of 2009. This was primarily driven by a 17 percent increase in display advertising revenue, partially offset by a seven percent decline in search advertising revenue.
  Marketing services revenue from Affiliate sites was $557 million, a six percent increase compared to $526 million for the same period of 2009.

Third Quarter 2010 Cash Flow and Cash Balance

  Cash flow from operating activities was $346 million, a two percent decrease compared to $355 million for the same period of 2009.
  Free cash flow was $250 million, a three percent decrease compared to $258 million for the same period of 2009.
  Cash, cash equivalents, and investments in marketable debt securities were $3,455 million at September 30, 2010 compared to $4,518 million at December 31, 2009, a decline of $1,063 million. During the third quarter of 2010, Yahoo! repurchased 62.5 million shares for $868 million. During the nine months ended September 30, 2010, Yahoo! repurchased 119.2 million shares for $1,749 million.

Business Outlook

Revenue excluding traffic acquisition costs (Revenue ex-TAC) for the fourth quarter of 2010 is expected to be in the range of $1,125 million to $1,225 million. This business outlook assumes the paid search transition to Microsoft’s adCenter platform in the U.S. and Canada will be completed by the end of October. Based on the terms of the Search Agreement with Microsoft, Microsoft is entitled to a revenue share of 12 percent of the net (after TAC) search revenue generated on Yahoo!’s Owned and Operated and Affiliate sites in transitioned markets. As required under GAAP, Yahoo! will report the net revenue it receives under the Search Agreement as GAAP revenue and will no longer present associated TAC as part of our financial results. Accordingly, for transitioned markets Yahoo! will report GAAP revenue associated with the Search Agreement on a net (after TAC) basis rather than a gross basis. Microsoft’s revenue share in the fourth quarter of 2010 is expected to be approximately $30 million. GAAP revenue for the fourth quarter of 2010 is expected to be in the range of $1,400 million to $1,530 million. Total expenses (cost of revenue plus total operating expenses) for the fourth quarter of 2010 is expected to be in the range of $1,200 million to $1,250 million. Total expenses less TAC for the fourth quarter of 2010 is expected to be in the range of $925 million to $945 million. Income from operations for the fourth quarter of 2010 is expected to be in the range of $200 million to $280 million.

Business outlook for Revenue ex-TAC is being provided to reflect the underlying dynamics of the business during the Microsoft transition and to facilitate comparisons to prior periods.

Conference Call

Yahoo! will host a conference call to discuss third quarter 2010 results at 5 p.m. Eastern Time today. A live webcast of the conference call, together with supplemental financial information, can be accessed through the Company's Investor Relations website at http://yhoo.client.shareholder.com/results.cfm. In addition, an archive of the webcast can be accessed through the same link. An audio replay of the call will be available for one week following the conference call by calling (888) 286-8010 or (617) 801-6888, reservation number: 50030120.

Note Regarding Non-GAAP Financial Measures

This press release and its attachments include the following financial measures defined as non-GAAP financial measures by the Securities and Exchange Commission (“SEC”): revenue excluding TAC; free cash flow; total expenses less TAC; non-GAAP net income; and non-GAAP net income per diluted share. These measures may be different than non-GAAP financial measures used by other companies. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles (“GAAP”). Explanations of the Company’s non-GAAP financial measures and reconciliations of these financial measures to the GAAP financial measures the Company considers most comparable are included in the accompanying “Note to Unaudited Condensed Consolidated Statements of Income,” “Reconciliation of cash flow from operating activities to free cash flow,” “GAAP Net Income to Non-GAAP Net Income Reconciliations,” and “Business Outlook”.

About Yahoo!

Yahoo! attracts hundreds of millions of users every month through its innovative technology and engaging content and services, making it one of the most trafficked Internet destinations and a world class online media company. Yahoo!'s vision is to be the center of people's online lives by delivering personally relevant, meaningful Internet experiences. Yahoo! is headquartered in Sunnyvale, California. For more information, visit http://pressroom.yahoo.com or the company's blog, Yodel Anecdotal (http://yodel.yahoo.com).

“Owned and Operated” sites refers to Yahoo!’s owned and operated online properties and services.

“Affiliate sites” refers to Yahoo!'s distribution network of third-party entities who have integrated Yahoo!'s advertising offerings into their websites or their other offerings.

“TAC” refers to traffic acquisition costs. TAC consists of payments made to Affiliates and payments made to companies that direct consumer and business traffic to the Yahoo! websites.

This press release and its attachments contain forward-looking statements that involve risks and uncertainties concerning Yahoo!'s expected financial performance (including, without limitation, the statements and information in the Business Outlook sections, certain business highlights, and the quotations from management in this press release), as well as Yahoo!'s strategic and operational plans. Actual results may differ materially from the results predicted, and reported results should not be considered as an indication of future performance. The potential risks and uncertainties include, among others, the impact of management and organizational changes; the implementation and results of Yahoo!'s ongoing strategic and cost initiatives; Yahoo!'s ability to compete with new or existing competitors; reduction in spending by, or loss of, marketing services customers; the demand by customers for Yahoo!'s premium services; acceptance by users of new products and services; risks related to joint ventures and the integration of acquisitions; risks related to Yahoo!'s international operations; failure to manage growth and diversification; adverse results in litigation, including intellectual property infringement claims; Yahoo!'s ability to protect its intellectual property and the value of its brands; dependence on key personnel; dependence on third parties for technology, services, content, and distribution; general economic conditions and changes in economic conditions; and transition and implementation risks associated with our search agreement with Microsoft Corporation. All information set forth in this press release and its attachments is as of October 19, 2010. Yahoo! does not intend, and undertakes no duty, to update this information to reflect subsequent events or circumstances; however, Yahoo! may update its business outlook or any portion thereof at any time in its discretion. More information about potential factors that could affect the Company's business and financial results is included under the captions "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's Annual Report on Form 10-K for the year ended December 31, 2009, as amended, and Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, which are on file with the SEC and available on the SEC's website at www.sec.gov. Additional information will also be set forth in those sections in Yahoo!’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2010, which will be filed with the SEC in the fourth quarter of 2010.

Yahoo! and the Yahoo! logos are trademarks and/or registered trademarks of Yahoo! Inc. All other names are trademarks and/or registered trademarks of their respective owners.

Yahoo! Inc.
Unaudited Condensed Consolidated Statements of Income
(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2010	2009	2010

Revenue	$1,575,399	$1,601,203	$4,728,338	$4,799,542

Cost of revenue	708,898	680,754	2,122,088	2,069,858

Gross profit	866,501	920,449	2,606,250	2,729,684

Operating expenses:
Sales and marketing	286,382	320,977	887,880	965,983
Product development	306,696	269,725	904,137	804,354
General and administrative	155,421	126,816	431,070	362,577
Amortization of intangibles	9,814	8,018	28,734	24,000
Restructuring charges, net	16,689	5,758	86,492	20,222
Total operating expenses	775,002	731,294	2,338,313	2,177,136

Income from operations	91,499	189,155	267,937	552,548

Other income, net	105,390	191,351	182,360	290,267

Income before income taxes and earnings in equity interests	196,889	380,506	450,297	842,815

Provision for income taxes	(77,727)	(86,413)	(182,490)	(204,381)
Earnings in equity interests	68,654	104,166	181,744	288,247

Net income	187,816	398,259	449,551	926,681

Less: Net income attributable to noncontrolling interests	(1,723)	(2,128)	(4,513)	(7,038)

Net income attributable to Yahoo! Inc.	$186,093	$396,131	$445,038	$919,643

Net income attributable to Yahoo! Inc. common stockholders per share - diluted (1)	$0.13	$0.29	$0.31	$0.66

Shares used in per share calculation - diluted	1,424,854	1,343,094	1,415,220	1,382,255

Stock-based compensation expense by function:
Cost of revenue	$2,688	$698	$8,930	$2,289
Sales and marketing	30,150	19,066	115,698	54,284
Product development	57,964	22,647	163,889	81,152
General and administrative	23,628	8,686	65,159	31,752
Restructuring expense reversals	-	-	(7,600)	-

(1)	The impact of outstanding stock awards of entities in which the Company holds equity interests that are accounted for using the equity method reduced the Company's diluted earnings per share by $0.01 for the nine months ended September 30, 2010.

Yahoo! Inc.
Note to Unaudited Condensed Consolidated Statements of Income

This press release and its attachments include the non-GAAP financial measures of revenue excluding traffic acquisition costs (“TAC”), free cash flow, total expenses (GAAP cost of revenue plus GAAP total operating expenses) less TAC, non-GAAP net income, and non-GAAP net income per diluted share, which are reconciled to revenue, cash flow from operating activities, total expenses (GAAP cost of revenue plus GAAP total operating expenses), net income attributable to Yahoo! Inc., and net income attributable to Yahoo! Inc. common stockholders per share-diluted, which we believe are the most comparable GAAP measures. We use these non-GAAP financial measures for internal managerial purposes and to facilitate period-to-period comparisons. We describe limitations specific to each non-GAAP financial measure below. Management generally compensates for limitations in the use of non-GAAP financial measures by relying on comparable GAAP financial measures and providing investors with a reconciliation of the non-GAAP financial measure to the most directly comparable GAAP financial measure or measures. Further, management uses non-GAAP financial measures only in addition to and in conjunction with results presented in accordance with GAAP. We believe that these non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provide a more complete understanding of factors and trends affecting our business and operating costs. These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, revenue, cash flow from operating activities, total expenses, net income attributable to Yahoo! Inc., and net income attributable to Yahoo! Inc. common stockholders per share-diluted calculated in accordance with GAAP.

Revenue excluding TAC (or Revenue ex-TAC) is a non-GAAP financial measure defined as GAAP revenue less TAC. TAC consists of payments made to Affiliates and payments made to companies that direct consumer and business traffic to the Yahoo! websites. Based on the terms of the Search Agreement with Microsoft, Microsoft is entitled to received a revenue share of 12 percent of the net (after TAC) search revenue generated on Yahoo!’s Owned and Operated and Affiliate sites. As required under GAAP, Yahoo! will report the net revenue it receives under the Search Agreement as GAAP revenue and will no longer present associated TAC as part of our financial results. Accordingly, for transitioned markets Yahoo! will report GAAP revenue associated with the Search Agreement on a net (after TAC) basis rather than a gross basis. We present revenue excluding TAC to provide investors a metric used by the Company for evaluation and decision-making purposes during the Microsoft transition and to provide investors with comparable revenue numbers when comparing periods preceding, during and following the transition period. We present revenue excluding TAC business outlook to reflect the underlying dynamics of the business during the Microsoft transition and to facilitate comparisons to prior periods. A limitation of revenue excluding TAC is that it is a measure which we have defined for internal and investor purposes that may be unique to the Company, and therefore it may not enhance the comparability of our results to other companies in our industry who have similar business arrangements but address the impact of TAC differently. Management compensates for these limitations by also relying on the comparable GAAP financial measures of revenue, cost of revenue, and gross profit, each of which includes the impact of TAC.

Free cash flow is a non-GAAP financial measure defined as cash flow from operating activities (adjusted to include excess tax benefits from stock-based compensation), less net capital expenditures and dividends received. We consider free cash flow to be a liquidity measure which provides useful information to management and investors about the amount of cash generated by the business after the acquisition of property and equipment, which can then be used for strategic opportunities including, among others, investing in the Company's business, making strategic acquisitions, strengthening the balance sheet, and repurchasing stock. A limitation of free cash flow is that it does not represent the total increase or decrease in the cash balance for the period. Management compensates for this limitation by also relying on the net change in cash and cash equivalents as presented in the Company’s unaudited condensed consolidated statements of cash flows prepared in accordance with GAAP which incorporates all cash movements during the period.

Total expenses less TAC is a non-GAAP financial measure defined as total expenses less TAC. We consider total expenses less TAC to be a useful indicator of our operating costs. We exclude TAC from this measure because TAC generally varies based on the revenue we earn from traffic supplied by our Affiliates, and doing so assists investors in understanding the operating cost structure of our business. A limitation associated with the non-GAAP measure of total expenses less TAC is that it does not reflect TAC. Management compensates for this limitation by also relying on the comparable GAAP financial measures of cost of revenue and income from operations, each of which includes TAC.

Non-GAAP net income is defined as net income attributable to Yahoo! Inc. excluding certain gains, losses, expenses, and their related tax effects that we do not believe are indicative of our ongoing results. In reporting results for fiscal 2009 and its interim periods, we adjusted non-GAAP net income to exclude stock-based compensation expense and its related tax effects. Beginning in the first quarter of 2010, we no longer exclude stock-based compensation expense and its related tax effects. For comparison purposes, prior period amounts have been revised to conform to the current presentation. We consider non-GAAP net income and non-GAAP net income per diluted share to be profitability measures which facilitate the forecasting of our results for future periods and allow for the comparison of our results to historical periods. A limitation of non-GAAP net income and non-GAAP net income per diluted share is that they do not include all items that impact our net income and net income per diluted share for the period. Management compensates for this limitation by also relying on the comparable GAAP financial measures of net income attributable to Yahoo! Inc. and net income attributable to Yahoo! Inc. common stockholders per share - diluted, both of which include the gains, losses, expenses and related tax effects that are excluded from non-GAAP net income and non-GAAP net income per diluted share.

Yahoo! Inc.
Supplemental Financial Data
(in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2010	2009	2010
Revenue for groups of similar services:
Marketing services:
Owned and Operated sites	$851,382	$876,596	$2,581,445	$2,632,467
Affiliate sites	525,966	557,232	1,556,934	1,662,351
Marketing services	1,377,348	1,433,828	4,138,379	4,294,818
Fees	198,051	167,375	589,959	504,724
Total revenue	$1,575,399	$1,601,203	$4,728,338	$4,799,542

Revenue by segment:
Americas	$1,177,504	$1,146,511	$3,579,198	$3,434,739
EMEA (Europe, Middle East, and Africa)	142,571	133,094	439,542	415,432
Asia Pacific	255,324	321,598	709,598	949,371
Total revenue	1,575,399	1,601,203	4,728,338	4,799,542
Direct costs by segment (2):
Americas	456,733	427,575	1,348,083	1,281,631
EMEA	76,216	76,447	245,390	241,068
Asia Pacific	127,420	173,077	361,174	515,673
Global operating costs (3)	514,663	516,101	1,508,524	1,533,714
Restructuring charges, net	16,689	5,758	86,492	20,222
Depreciation and amortization	177,749	161,993	557,062	485,209
Stock-based compensation expense	114,430	51,097	353,676	169,477
Income from operations	$91,499	$189,155	$267,937	$552,548

Traffic acquisition costs ("TAC") by segment:
Americas	$299,091	$291,676	$887,089	$855,494
EMEA	50,690	48,717	158,982	152,191
Asia Pacific	94,190	136,391	258,246	408,879
Total TAC	$443,971	$476,784	$1,304,317	$1,416,564

Reconciliation of cash flow from operating activities to free cash flow:
Cash flow from operating activities	$355,140	$346,481	$959,283	$837,045
Acquisition of property and equipment, net	(98,903)	(163,874)	(264,058)	(466,685)
Dividends received from equity investees	(1,483)	-	(27,628)	(60,918)
Excess tax benefits from stock-based awards	2,942	67,634	70,128	131,648
Free cash flow	$257,696	$250,241	$737,725	$441,090

(2)	Direct costs for each segment include TAC, other cost of revenue, and other operating expenses that are directly attributable to the segment such as employee compensation expense (excluding stock-based compensation expense), local sales and marketing expenses, and facilities expenses.
(3)	Global operating costs include product development, service engineering and operations, marketing, customer advocacy, general and administrative, and other corporate expenses that are managed on a global basis and that are not directly attributable to any particular segment.

Yahoo! Inc.
GAAP Net Income to Non-GAAP Net Income Reconciliations
(in thousands, except per share amounts)

		Three Months Ended
		September 30,
		2009	2010

GAAP Net income attributable to Yahoo! Inc.		$186,093	$396,131

(a)	Transition costs, net of reimbursements from Microsoft (4)	11,287	-

(b)	Incremental costs for advisors related to the strategic alternatives and related matters (5)	854	-

(c)	Restructuring charges, net	16,689	5,758

(d)	Gain on sale of the Company's direct investment in Alibaba.com	(98,167)	-

(e)	Gain on sale of HotJobs	-	(186,345)

(f)	To adjust the provision for income taxes to exclude the tax impact of items (a) through (e) above for the three months ended September 30, 2009 and 2010, respectively
		28,516	10,361

Non-GAAP Net income		$145,272	$225,905

GAAP Net income attributable to Yahoo! Inc. common stockholders per share - diluted		$0.13	$0.29

Non-GAAP Net income per share - diluted		$0.10	$0.17

Shares used in non-GAAP per share calculation - diluted		1,424,854	1,343,094

		Nine Months Ended
		September 30,
		2009	2010

GAAP Net income attributable to Yahoo! Inc.		$445,038	$919,643

(a)	Transition costs, net of reimbursements from Microsoft (4)	11,287	(43,300)

(b)	Incremental costs for advisors related to the strategic alternatives and related matters (5)	7,159	-

(c)	Restructuring charges, net	86,492	20,222

(d)	Gain on sale of Zimbra Inc.	-	(66,130)

(e)	Gain on sale of Gmarket investment	(66,684)	-

(f)	Gain on sale of the Company's direct investment in Alibaba.com	(98,167)	-

(g)	Gain on sale of HotJobs	-	(186,345)

(f)	To adjust the provision for income taxes to exclude the tax impact of items (a) through (g) above for the nine months ended September 30, 2009 and 2010, respectively	28,662	20,538

Non-GAAP Net income		$413,787	$664,628

GAAP Net income attributable to Yahoo! Inc. common stockholders per share - diluted (1)		$0.31	$0.66

Non-GAAP Net income per share - diluted		$0.29	$0.48

Shares used in non-GAAP per share calculation - diluted		1,415,220	1,382,255

(1)	The impact of outstanding stock awards of entities in which the Company holds equity interests that are accounted for using the equity method reduced the Company's diluted earnings per share by $0.01 for the nine months ended September 30, 2010.
(4)	Non-GAAP net income excludes reimbursements for prior periods. The net $43 million reimbursement adjustment in Q1'10 is equal to the transition costs of $11 million and $32 million incurred in the three months ended September 30, 2009 and December 31, 2009, respectively.
(5)	Includes incremental costs for advisors related to Microsoft's proposals to acquire all or a part of the Company, other strategic alternatives, including the Google agreement, the proxy contest, and related litigation defense.

Yahoo! Inc.
Business Outlook

The following business outlook is based on information and expectations as of October 19, 2010. Yahoo!'s business outlook as of today is expected to be available on the Company's Investor Relations website throughout the current quarter. Yahoo! does not intend, and undertakes no duty, to update the business outlook to reflect subsequent events or circumstances; however, Yahoo! may update the business outlook or any portion thereof at any time at its discretion.

Three Months
Ending
December 31, 2010
(in millions)

Revenue excluding traffic acquisition costs ("TAC"):	$1,125 - 1,225

Total expenses less TAC:	$925 - 945

Income from operations:	$200 - 280

Reconciliations:

Revenue excluding TAC:
GAAP Revenue(1)	$1,400 - 1,530
Less: TAC(1)	275 - 305
Revenue excluding TAC	$1,125 - 1,225

Total expenses less TAC:
Total expenses (GAAP Cost of revenue + GAAP Total operating expenses)	$1,200 - 1,250
Less: TAC(1)	275 - 305
Total expenses less TAC	$925 - 945

(1)

As a result of the required change in revenue presentation and the revenue share with Microsoft in transitioned markets, Yahoo!'s fourth quarter business outlook at the midpoint of the ranges for GAAP Revenue and TAC is lower than it otherwise would have been by approximately $210 million and $180 million, respectively.

The above business outlook assumes the transition of paid search to Microsoft's adCenter platform in the U.S. and Canada will be completed by the end of October.

Yahoo! Inc.
Unaudited Condensed Consolidated Statements of Cash Flows
(in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2010	2009	2010

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$187,816	$398,259	$449,551	$926,681
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation	138,541	132,048	412,043	387,240
Amortization of intangible assets	39,208	29,945	145,019	97,969
Stock-based compensation expense, net	114,430	51,097	346,076	169,477
Non-cash restructuring charges	790	2,741	7,257	2,813
Tax benefits from stock-based awards	(30,230)	69,346	(13,694)	91,268
Excess tax benefits from stock-based awards	(2,942)	(67,634)	(70,128)	(131,648)
Deferred income taxes	18,939	(13,151)	43,680	15,752
Earnings in equity interests	(68,654)	(104,166)	(181,744)	(288,247)
Dividends received from equity investees	1,483	-	27,628	60,918
Gain from sale of investments, assets, and other, net	(94,727)	(170,319)	(166,970)	(222,900)
Changes in assets and liabilities, net of effects of acquisitions:
Accounts receivable, net	9,180	(859)	172,442	59,464
Prepaid expenses and other	(3,894)	48,765	724	(18,502)
Accounts payable	16,585	(21,229)	(53,036)	(19,789)
Accrued expenses and other liabilities	56,841	38,882	(82,537)	(169,707)
Deferred revenue	(28,226)	(47,244)	(77,028)	(123,744)
Net cash provided by operating activities	355,140	346,481	959,283	837,045

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property and equipment, net	(98,903)	(163,874)	(264,058)	(466,685)
Purchases of marketable debt securities	(1,357,160)	(421,373)	(3,530,766)	(1,789,061)
Proceeds from sales of marketable debt securities	27,005	864,488	83,164	1,371,852
Proceeds from maturities of marketable debt securities	666,183	323,884	2,106,020	1,784,056
Proceeds from sales of marketable equity securities	145,207	-	265,194	-
Purchases of intangible assets	(7,063)	(6,176)	(28,814)	(18,793)
Proceeds from sales of divested businesses	-	225,000	-	325,000
Acquisitions, net of cash acquired	(17,773)	-	(17,773)	(112,361)
Other investing activities, net	3,738	(546)	3,652	(19,392)
Net cash (used in) provided by investing activities	(638,766)	821,403	(1,383,381)	1,074,616

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock, net	3,433	16,063	74,485	99,667
Repurchases of common stock	(90,778)	(867,994)	(90,778)	(1,749,311)
Excess tax benefits from stock-based awards	2,942	67,634	70,128	131,648
Tax withholdings related to net share settlements of restricted stock awards
and restricted stock units	(19,371)	(3,644)	(45,989)	(44,383)
Other financing activities, net	-	(638)	-	(1,442)
Net cash (used in) provided by financing activities	(103,774)	(788,579)	7,846	(1,563,821)

Effect of exchange rate changes on cash and cash equivalents	37,404	52,930	58,046	(7,710)

Net change in cash and cash equivalents	(349,996)	432,235	(358,206)	340,130
Cash and cash equivalents, beginning of period	2,284,086	1,183,325	2,292,296	1,275,430

Cash and cash equivalents, end of period	$1,934,090	$1,615,560	$1,934,090	$1,615,560

Yahoo! Inc.
Unaudited Condensed Consolidated Balance Sheets
(in thousands)

	December 31,	September 30,
	2009	2010

ASSETS
Current assets:
Cash and cash equivalents	$1,275,430	$1,615,560
Short-term marketable debt securities	2,015,655	1,203,850
Accounts receivable, net	1,003,362	939,159
Prepaid expenses and other current assets	300,325	341,632
Total current assets	4,594,772	4,100,201

Long-term marketable debt securities	1,226,919	636,009
Property and equipment, net	1,426,862	1,549,445
Goodwill	3,640,373	3,656,496
Intangible assets, net	355,883	265,414
Other long-term assets	194,933	225,455
Investments in equity interests	3,496,288	3,783,513

Total assets	$14,936,030	$14,216,533

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$136,769	$115,912
Accrued expenses and other current liabilities	1,169,815	922,043
Deferred revenue	411,144	313,531
Total current liabilities	1,717,728	1,351,486

Long-term deferred revenue	122,550	63,325
Capital lease and other long-term liabilities	83,021	139,384
Deferred and other long-term tax liabilities, net	494,095	552,986
Total liabilities	2,417,394	2,107,181

Total Yahoo! Inc. stockholders' equity	12,493,320	12,076,998
Noncontrolling interests	25,316	32,354
Total equity	12,518,636	12,109,352

Total liabilities and equity	$14,936,030	$14,216,533

CONTACTS:
Yahoo! Inc.
Dana Lengkeek, 408-349-1130 (Media Relations)
danal@yahoo-inc.com
Cathy La Rocca, 408-349-5188 (Investor Relations)
cathy@yahoo-inc.com